HEI Exhibit 10.8

AMERICAN SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT, DISABILITY,

AND DEATH BENEFIT PLAN

Effective January 1, 2009

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TABLE OF CONTENTS

(continued)

		Page
ARTICLE IX	MISCELLANEOUS	17

Section 9.1	No Right To Employment	17

Section 9.2	Inalienability	17

Section 9.3	Facility of Payment	17

Section 9.4	Tax Withholding	17

Section 9.5	Construction of Plan	17

Section 9.6	Forms	17

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AMERICAN SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT, DISABILITY,

AND DEATH BENEFIT PLAN

PROLOGUE

American Savings Bank, F.S.B., (the “Bank”) sponsors the American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan (the “Plan”) to assist the Bank in attracting and retaining senior management personnel who by reason of training, education, experience, and ability are capable of materially affecting the Bank’s profitability and performance. Except as otherwise provided herein, the Plan is amended and restated effective January 1, 2009. As restated, the Plan is intended to comply with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”). From January 1, 2005 (the general effective date of Section 409A of the Code) through December 31, 2008, the Plan has been administered in accordance with the Plan’s terms and a reasonable, good-faith interpretation of Section 409A of the Code.

The Plan is unfunded and maintained for a select group of management employees. It is not intended to meet or be subject to the qualification requirements of Section 401(a) of the Code.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the indicated meaning unless a different meaning is plainly required by the context.

1.1 Actuarial Equivalent means an amount and form of benefit certified by an actuary to be mathematically equivalent in value to a given amount and form of benefit on the basis of the assumptions applicable under the Retirement Plan. Plan benefits that are deemed to be “actuarially reduced,” “actuarially increased,” or “actuarially adjusted” shall be computed as the Actuarial Equivalent of the benefit being replaced.

1.2 Associated Company means the Company and any corporation that is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code) as the Company. A corporation shall be regarded as an Associated Company only during the period it is a member of such controlled group of corporations.

1.3 Bank means American Savings Bank, F.S.B.

1.4 Bonus means the award(s) earned under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan or the American Savings Bank Performance Bonus Plan, as applicable, whether deferred or nondeferred, and whether paid in the form of cash or stock.

1.5 Code means the Internal Revenue Code of 1986, as amended.

1.6 Committee means the Compensation Committee of the Company’s Board of Directors.

1.7 Company means Hawaiian Electric Industries, Inc.

1.8 Compensation means the total salary, wages, and other monetary remuneration, if any, paid to a Participant by a Participating Employer and required to be set forth in Box 1 of the Participant’s Form W-2 for a particular Plan Year, modified to include: (a) all elective contributions to arrangements qualifying under Sections 125, 132(f)(4), or 401(k) of the Code and (b) effective May 1, 2000, elective deferrals to the Bank’s Select Deferred Compensation Plan; and further modified to exclude: (c) commissions, (d) employer contributions to any employee benefit plan (other than elective contributions), (e) stock options or other equity compensation, (f) amounts paid under the Hawaiian Electric Industries, Inc. Long-Term Incentive Plan, (g) 50% of the Bonus paid to the Participant during the Plan Year, (h) benefits paid out of the Bank’s Select Deferred Compensation Plan, and (i) amounts paid by a Participating Employer to or on behalf of the Participant for “fringe benefits,” such as (but not limited to) group life and health insurance, automobile allowance, club memberships and dues, and expense reimbursements.

Generally, Compensation does not include severance payments or other amounts paid after separation from service. However, Compensation shall include amounts paid by the later of 2 1/2 months after the Participant’s separation from service or the end of the calendar year that includes the date of the Participant’s separation from service, if the payment is regular compensation or a bonus that would be included in Compensation under the preceding paragraph for services during the Participant’s regular working hours, and, absent the separation from service, the payments would have been paid to the Participant while the Participant continued in employment with the Participating Employer.

Compensation shall not be limited by Section 401(a)(17) of the Code.

1.9 Disabled or Disability means the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. In addition to the foregoing, a Participant shall be deemed Disabled as of the date the Social Security Administration determines the Participant to be totally disabled. Notwithstanding the foregoing, in no event shall any self-inflicted injury or intentionally induced sickness or any injury or sickness arising from the commission of any unlawful act or enterprise by the Participant constitute a Disability for purposes of this Plan.

1.10 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

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1.11 Final Average Compensation means the average annual Compensation of a Participant (converted to a monthly amount) during the five consecutive calendar Years of Service affording the highest such average during the Participant’s last ten calendar Years of Service, or during the total months of service if the Participant has less than five calendar Years of Service. Final Average Compensation is used to calculate the normal retirement benefit under Section 4.1 and the early retirement and termination retirement benefits under Section 4.2.

1.12 Final Pay means the sum of (1) a Participant’s monthly salary at the time of the Participant’s Disability or death plus (2) 50% of the average annual Bonus paid to such Participant in the thirty-six (36) months preceding the month in which the Participant became Disabled or died, such average annual Bonus to be divided by twelve (12) to yield a monthly amount. Final Pay is used to calculate the active Participant death benefit under Section 4.8(a) and the Disability benefit under Section 4.9.

1.13 Normal Retirement Date means the first day of the calendar month coinciding with or next following the Participant’s 65th birthday.

1.14 Participant means an officer of the Bank or one of the Bank’s subsidiaries whose participation in this Plan is approved by resolution of the Committee in accordance with Article II.

1.15 Participating Employer means the Bank and any subsidiary of the Bank to which participation in the Plan is extended.

1.16 Plan means the American Savings Bank Supplemental Executive Retirement, Disability, and Death Benefit Plan, as described in this instrument, including all amendments hereto.

1.17 Plan Year means the calendar year.

1.18 Postponed Retirement Date means, in the case of a Participant who continues in employment with a Participating Employer after the Participant’s Normal Retirement Date, the first day of the calendar month coinciding with or next following the Participant’s Separation from Service.

1.19 Primary Social Security Benefit means the monthly amount of primary old age insurance benefits available to a Participant at the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable, under the provisions of Title II of the Social Security Act as in effect for the year during which the Participant Separates from Service, without regard to any increases in the wage base or benefit levels or any other change in the law that takes effect thereafter and, if the Participant retires prior to reaching his or her Normal Retirement Date, assuming the Participant’s salary would have remained constant to his or her Normal Retirement Date.

1.20 Retirement Plan means the American Savings Bank Retirement Plan, as amended from time to time.

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1.21 Separation from Service or Separates from Service is defined by reference to Treasury Regulation Section 1.409A-1(h) and generally means termination of employment from the Participating Employers and Associated Companies.

1.22 Spouse means a person married to a Participant as of the earlier of the date the Participant begins to receive benefits under this Plan or the date the Participant dies. A person who marries a Participant after the Participant’s benefit commencement date shall not be a Spouse for purposes of this Plan and shall have no Spousal rights to benefits hereunder.

1.23 Year of Participation means each 12-month period of employment beginning with the date the Participant commences participation in the Plan. If a non-vested Participant Separates from Service and is subsequently reemployed by a Participating Employer, the Committee may determine in its discretion whether to re-admit the former Participant as a Participant and, if so, whether to credit the Participant’s Years of Participation prior to the break in service in determining vesting credit under the Plan. If a vested Participant Separates from Service and is subsequently reemployed by a Participant Employer and readmitted as a Participant by the Committee, the Participant’s Years of Participation before and after the break in service shall be aggregated for vesting purposes. Notwithstanding anything in the Plan to the contrary, if a Participant is readmitted as a Participant following reemployment, the Participant shall not be permitted to make a new election as to the time and form of benefit, except to the extent allowed under the rules for subsequent elections in Treasury Regulation Section 1.409A-2(b).

1.24 Year of Service means each 12-month period beginning with the date the Participant commences employment with a Participating Employer and ending on the date the Participant Separates from Service with all the Participating Employers. Years of Service with an Associated Company other than a Participating Employer shall not count for benefit accrual purposes, but shall count for vesting purposes and early retirement eligibility. If a non-vested Participant Separates from Service and is subsequently reemployed by a Participating Employer, the Committee may determine in its discretion whether to readmit the former Participant as a Participant and, if so, whether to credit the Participant’s Years of Service prior to the break in service in determining vesting credit and benefit accrual under the Plan. If a vested Participant Separates from Service and is subsequently reemployed by a Participant Employer and readmitted as a Participant by the Committee, the Participant’s Years of Service before and after the break in service shall be aggregated for all purposes under the Plan.

ARTICLE II

ELIGIBILITY

An officer of the Bank or one of the Bank’s subsidiaries shall become a Participant only if the officer’s participation in the Plan has been approved by the Committee. A Participant shall commence participation in the Plan as of the latest of (i) the date designated by the Committee, (ii) the date the Committee approves the Participant’s participation in the Plan, or (iii) the date the Participant first performs an hour of service for the Bank. Until such time as a Participant commences participation in this Plan, the Participant shall have no rights under this Plan and no right to participate in the Plan in the future.

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ARTICLE III

CONTRIBUTIONS

The Participating Employers shall pay the entire cost of the Plan from their general assets. No separate trust fund shall be established in connection with the Plan.

ARTICLE IV

BENEFITS

Section 4.1 Normal Retirement Benefit

If a Participant retires or Separates from Service with the Participating Employers and the Associated Companies on or after attaining age 65, the Participant shall be entitled to receive the normal retirement benefit described in this Section 4.1, payable in the form and at the time specified in Section 4.4.

(a) Amount of Benefit. The normal retirement benefit is the following monthly amount payable as a single life annuity for the life of the Participant and determined as though it commenced on the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable: 60% of the Participant’s Final Average Compensation multiplied by a fraction, the numerator of which is the number of the Participant’s Years of Service (but not more than 20) and the denominator of which is 20, reduced by the offsets described in Section 4.1(b).

(b) Offsets. The normal retirement benefit shall be offset or reduced by the following benefits received or receivable by the Participant:

(1) the vested accrued benefit payable to the Participant from the Retirement Plan (and from any other tax-qualified defined benefit pension plan sponsored by an Associated Company) as of the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable;

(2) The value of the Participant’s aggregate vested account balance in, or any prior payment from, the Hawaiian Electric Industries Retirement Savings Plan (the “HEIRS Plan”) and any other tax-qualified defined contribution retirement plan maintained or formerly maintained by a Participating Employer or an Associated Company (exclusive of any account balance or payment derived solely from employee contributions or the Participant’s elective contributions under Section 401(k) of the Code); and

(3) the Participant’s Primary Social Security Benefit.

(c) DC Plan Offset Assumptions and Definitions. The value of the benefits payable or paid from the HEIRS Plan and any other defined contribution plan shall be computed in the form of a single life annuity over the life expectancy of the Participant commencing on the Participant’s Normal Retirement Date or Postponed Retirement Date, as applicable, using the “applicable interest rate” and “applicable mortality table,” as defined in Section 417(e)(3) of the Code, in effect for the year in which the Participant’s Separation from Service occurs. A Participant’s “aggregate vested account balance” in the HEIRS Plan and any other defined contribution plan shall be determined as of the date of the Participant’s Separation from Service,

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but taking into account any AmeriMatch or other matching contribution that is expected to be made with respect to 401(k) contributions from the Participant’s final paycheck and disregarding any AmeriShare or other discretionary employer contribution that might be made with respect to the Plan Year in which the Participant Separates from Service. Any “prior payment” from the HEIRS Plan or another defined contribution plan shall be equal to the amount of such payment without adjustment for interest from the date of payment.

(d) Minimum Benefit. Prior to this restatement, the Plan provided a minimum normal retirement benefit equal to the benefit the Participant would have received under the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan (the “Excess Pay SERP”) if the Participant were a participant in the Excess Pay SERP. This minimum benefit shall no longer apply after December 31, 2008; provided, however, that the normal retirement benefit of any Participant who was a Participant in the Plan on December 31, 2008, shall not be less than the benefit that would have been payable if the Participant had retired under the terms of the Excess Pay SERP on December 31, 2008.

Section 4.2 Early and Termination Retirement Benefits

If a Participant Separates from Service after meeting the vesting requirement set forth in Section 4.3, but prior to the date the Participant attains age 65, the Participant shall be entitled to receive either the subsidized early retirement benefit described in Section 4.2(a), the non-subsidized early retirement benefit described in Section 4.2(b), or the termination retirement benefit described in Section 4.2(c). See Sections 4.4 through 4.6 for the form and timing of early retirement and termination retirement benefits. This Section 4.2 is effective January 1, 2008.

(a) Subsidized Early Retirement Benefit. If the Participant has attained age 55 and completed 10 Years of Service when the Participant Separates from Service, the Participant shall be entitled to the normal retirement benefit determined under Section 4.1 as adjusted under this Section 4.2(a). Specifically, the following adjustments shall be made:

(1) In determining the normal retirement benefit, the offsets in Sections 4.1(b)(1) and (2) shall be disregarded.

(2) The normal retirement benefit as adjusted under subsection (1) above shall be reduced to reflect the fact that payments will commence as of an earlier date according to the following scale interpolated to the nearest full month:

Age at Time Payments Begin	Percentage of Normal Retirement Benefit Payable
55	40.20%
56	43.69%
57	47.54%
58	51.83%
59	56.59%
60	70.00%
61	80.00%
62	90.00%

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63	95.00%
64	98.00%
65	100.00%

(3) The subsidized early retirement benefit determined after applying subsections (1) and (2) above shall then be reduced by the offsets in Sections 4.1(b)(1) and (2), provided, however, that the offset in Section 4.1(b)(1) shall be determined as the reduced benefit payable as of the Participant’s early retirement date using the early reduction factors then in effect under the Retirement Plan (or other applicable tax-qualified defined benefit pension plan) and the offset in Section 4.1(b)(2) shall be computed in the form of an immediately commencing annuity using the “applicable interest rate” and “applicable mortality table,” as defined in Section 417(e)(3) of the Code, in effect at that time.

(b) Non-Subsidized Early Retirement Benefit. If the Participant has completed 10 Years of Service but has not attained age 55 when the Participant Separates from Service, the Participant shall be entitled to the normal retirement benefit determined under Section 4.1 as adjusted under this Section 4.2(b). Specifically, the following adjustments shall be made:

(1) In determining the normal retirement benefit, the offsets in Sections 4.1(b)(1) and (2) shall be disregarded.

(2) The normal retirement benefit as adjusted under subsection (1) above shall be reduced to reflect the fact that payments will commence as of an earlier date according to the following scale interpolated to the nearest full month:

Age at Time Payments Begin	Percentage of Normal Retirement Benefit Payable
55	40.20%
56	43.69%
57	47.54%
58	51.83%
59	56.59%
60	61.90%
61	67.84%
62	74.49%
63	81.98%
64	90.43%
65	100.00%

(3) The non-subsidized early retirement benefit determined after applying subsections (1) and (2) above shall then be reduced by the offsets in Sections 4.1(b)(1) and (2), provided, however, that the offset in Section 4.1(b)(1) shall be determined as the reduced benefit payable as of the Participant’s early retirement date using the early reduction factors then in effect under the Retirement Plan (or other applicable tax-qualified defined benefit pension plan) and the offset in Section 4.1(b)(2) shall be computed in the form of an immediately commencing

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annuity using the “applicable interest rate” and “applicable mortality table,” as defined in Section 417(e)(3) of the Code, in effect at that time.

(c) Termination Retirement Benefit. If the Participant has less than 10 Years of Service when the Participant Separates from Service but is 100% vested under the vesting schedule set forth in Section 4.3, the Participant shall be entitled to a termination retirement benefit equal to the normal retirement benefit determined under Section 4.1.

Section 4.3 Vesting

(a) Individuals Who Become Participants After December 31, 2008. The following vesting schedule applies to any Participant who becomes a Participant after December 31, 2008:

Years of Participation	Vesting Percentage
Less than 5 Years of Participation	0%

5 or more Years of Participation	100%

(b) Individuals Who Became Participants in 2007 or 2008. The following vesting schedule applies to any Participant who became a Participant in 2007 or 2008:

Years of Service	Vesting Percentage
Less than 5 Years of Service	0%

5 or more Years of Service	100%

(c) Individuals Who Became Participants Prior to January 1, 2007. The following vesting schedule applies to any Participant who became a Participant before January 1, 2007:

Years of Service	Vesting Percentage
Less than 4 Years of Service	0%

4 or more Years of Service	100%

Section 4.4 Time and Form of Payment of Normal and Subsidized Early Retirement Benefit

(a) Subject to Section 4.10 and the following provisions of this Section 4.4, the Participant’s normal retirement benefit or subsidized early retirement benefit shall commence as soon as practicable (but in any event within ninety (90) days) following the Participant’s Separation from Service in the form of a single life annuity.

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(b) A Participant may elect in the form and manner provided by the Committee within thirty (30) days of first commencing participation in the Plan that the normal retirement benefit or subsidized early retirement benefit (i) shall not commence upon the Participant’s Separation from Service but rather shall be paid commencing on (or as soon as practicable but in any event within ninety (90) days following) January 1 of either (A) a calendar year specified by the Participant, provided such calendar year commences after the Participant’s Separation from Service, or (B) a calendar year that begins a number of years (as specified by the Participant) after the Participant’s Separation from Service, and (ii) shall be payable in any form of life annuity benefit available at the time of the election under the Retirement Plan based on the same actuarial assumptions used in determining optional forms of benefits under the Retirement Plan as in effect as of the time of payment.

(c) Before the date a Participant’s life annuity benefit commences pursuant to the foregoing provisions of this Section 4.4, the Participant may elect that payment be made instead in the form of any other life annuity available at the time of the election under the Retirement Plan, provided that such alternative life annuity is treated as an actuarially equivalent life annuity within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii).

(d) A Participant who has made an election as described in subsection (b), above, or who is deemed (by failing to make an election in accordance with subsection (b), above) to have elected payment in the form of a single life annuity commencing upon Separation from Service, may change such election in the form and manner provided by the Committee provided that, to the extent required by Section 409A of the Code, (i) such election may not take effect until at least twelve (12) months after the date on which the election is made, (ii) the commencement of payment is deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid, and (iii) the election is made not less than twelve (12) months before the date the first amount was scheduled to be paid.

(e) Notwithstanding the foregoing provisions of this Section 4.4, no payment shall be made until at least six (6) months following the Participant’s Separation from Service, and all amounts that otherwise would have been payable during such six-month period shall be paid (without interest) to the Participant in a lump sum as soon as practicable (but in any event within five (5) business days) following the expiration of such six-month period, and subsequent payments under the Plan shall be made in accordance with the terms of the Plan determined without regard to such six-month delay requirement.

Section 4.5 Time and Form of Payment of Non-Subsidized Early Retirement Benefit

(a) Subject to Section 4.10 and the following provisions of this Section 4.5, any non-subsidized early retirement benefit shall commence on the first day of the month following the Participant’s 55th birthday in the form of a single life annuity.

(b) A Participant may elect in the form and manner provided by the Committee within thirty (30) days of first commencing participation in the Plan that any non-subsidized early retirement benefit payable under this Plan (i) shall not commence on the first day of the month following the Participant’s 55th birthday, but rather shall be paid commencing on (or as soon as practicable but in any event within ninety (90) days following) January 1 of a calendar

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year (as specified by the Participant) after the Participant’s 55th birthday, and (ii) shall be payable in any form of life annuity benefit available at the time of the election under the Retirement Plan based on the same actuarial assumptions used in determining optional forms of benefits under the Retirement Plan as in effect as of the time of payment.

(c) Before the date a Participant’s life annuity benefit commences pursuant to the foregoing provisions of this Section 4.5, the Participant may elect that payment be made instead in the form of any other life annuity available at the time of the election under the Retirement Plan, provided that such alternative life annuity is treated as an actuarially equivalent life annuity within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii).

(d) A Participant who has made an election as described in subsection (b), above, or who is deemed (by failing to make an election in accordance with subsection (b), above) to have elected payment in the form of a single life annuity commencing on the first day of the month following the Participant’s 55th birthday, may change such election in the form and manner provided by the Committee provided that, to the extent required by Section 409A of the Code, (i) such election may not take effect until at least twelve (12) months after the date on which the election is made, (ii) the commencement of payment is deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid, and (iii) the election is made not less than twelve (12) months before the date the first amount was scheduled to be paid.

(e) Notwithstanding the foregoing provisions of this Section 4.5, no payment shall be made until at least six (6) months following the Participant’s Separation from Service, and all amounts that otherwise would have been payable during such six-month period shall be paid (without interest) to the Participant in a lump sum as soon as practicable (but in any event within five (5) business days) following the expiration of such six-month period, and subsequent payments under the Plan shall be made in accordance with the terms of the Plan determined without regard to such six-month delay requirement.

Section 4.6 Time and Form of Payment of Termination Retirement Benefit

(a) Subject to Section 4.10 and the following provisions of this Section 4.6, any termination retirement benefit shall commence on the first day of the month following the Participant’s Normal Retirement Date in the form of a single life annuity.

(b) Before the date a Participant’s single life annuity commences under Section 4.6(a), the Participant may elect that payment be made in the form of any other life annuity available at the time of the election under the Retirement Plan, provided that such alternative life annuity is treated as an actuarially equivalent life annuity within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii).

(c) Notwithstanding the foregoing provisions of this Section 4.6, no payment shall be made until at least six (6) months following the Participant’s Separation from Service, and all amounts that otherwise would have been payable during such six-month period shall be paid (without interest) to the Participant in a lump sum as soon as practicable (but in any event within five (5) business days) following the expiration of such six-month period, and subsequent

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payments under the Plan shall be made in accordance with the terms of the Plan determined without regard to such six-month delay requirement.

Section 4.7 Transition Elections in 2008

On or before December 31, 2008, the Bank shall provide each current Participant and each terminated, vested Participant who has not begun receiving benefits with an election as to the time and form of benefits payable after 2008. The election may not defer benefits that would otherwise be payable in 2008 and may not cause benefits to be paid in 2008 that would otherwise be payable in a later year. The election as to the time and form of benefits shall otherwise be consistent with the provisions of Sections 4.4 through 4.6, except that if a terminated, vested Participant who has reached age 55 and who has not yet begun receiving his or her tax-qualified pension benefits from the Retirement Plan does not make an election on or before December 31, 2008, as to the time and form of ASB SERP benefits commencing after 2008, such benefits shall commence on the first day of the month coinciding with or next following the date such terminated, vested Participant attains age 65 in the form a single life annuity or other actuarially equivalent life annuity offered under the Retirement Plan at that time, as elected by the Participant before the date the Participant’s single life annuity would otherwise commence.

Section 4.8 Death Benefits

(a) Active Participant Death Benefit. Subject to Section 4.10, if a Participant dies while employed by a Participating Employer or an Associated Company, the Participant’s Spouse shall be entitled to receive a monthly death benefit commencing as soon as practicable (but in any event within ninety (90) days) after the Participant’s death for a ten-year period or until the death of the Participant’s Spouse, if earlier, that is equal to the greater of:

(1) 40% of the Participant’s Final Pay from a Participating Employer; or

(2) The Actuarial Equivalent of the monthly normal retirement benefit the Participant would have been entitled to receive as of the Participant’s Normal Retirement Date based on the formula in Section 4.1, as adjusted for payment prior to Normal Retirement Date in the form of a payment for the lesser of 10 years or the life of the Participant’s Spouse.

(b) Termination Death Benefit. Subject to Section 4.10, if a terminated, vested Participant has attained age 55 and dies prior to the date payment of such Participant’s early retirement or termination retirement benefit commences under Sections 4.2 and 4.4 through 4.7, the Participant’s Spouse, if any, shall be entitled to receive a monthly death benefit commencing as soon as practicable (but in any event within ninety (90) days) after the Participant’s death for a ten-year period or until the death of the Participant’s spouse, if earlier, that is equal to the Actuarial Equivalent of the early retirement or termination retirement benefit the Participant would have been entitled to receive under Section 4.2, as adjusted for payment prior to Normal Retirement Date in the form of a payment for the lesser of 10 years or the life of the Participant’s Spouse.

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Section 4.9 Disability Benefits

(a) If a Participant becomes Disabled while employed by a Participating Employer or an Associated Company and before attaining age 65, the Participant shall receive a monthly Disability benefit equal to (X) minus the sum of (Y) and (Z), where:

(X) = 60% of the Participant’s Final Pay from a Participating Employer as of the date the Participant became Disabled;

(Y) = the monthly disability benefit payable to the Participant under the Social Security Act; and

(Z) = all monthly disability benefits payable to the Participant under any other plan or program maintained by a Participating Employer or an Associated Company.

(b) Payment of such monthly Disability benefit shall commence by December 31 of the year in which the Participant is determined to be Disabled (or the 15th day of the 3rd month following the date the Participant is determined to be Disabled, if later) and shall continue until the earlier of the Participant’s death, the date the Participant ceases to be Disabled, or the date the Participant attains age 65.

(c) If a Participant recovers from Disability prior to attaining age 65, all Disability payments made under this Section 4.9 shall cease. If such Participant returns to active employment with a Participating Employer upon the cessation of Disability prior to attaining age 65, the Participant shall be eligible for the other benefits provided under this Article IV, provided the requirements thereof are satisfied. If a Participant does not return to active employment with a Participating Employer after termination of Disability prior to the Participant attaining age 65, the Participant shall be entitled only to the early retirement or termination retirement benefit, if any, the Participant qualifies for under Section 4.2. Any early retirement or termination retirement benefit payable under the previous sentence shall commence as of the Participant’s Normal Retirement Date in the form of a single life annuity. The Participant shall not be given an election to defer commencement of the benefit, but may elect before the Participant’s Normal Retirement Date to have the early retirement or termination retirement benefit paid in the form of any actuarially equivalent life annuity (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) offered under the Retirement Plan.

(d) A Participant who continues to be Disabled until age 65 shall be entitled to receive, as of the Participant’s Normal Retirement Date, the normal retirement benefit provided under Sections 4.1 and 4.4 based upon the Participant’s Final Average Compensation and Years of Service as of the date the Participant became Disabled.

Section 4.10 Lump-Sum Cashouts of Certain Benefits

In accordance with Sections 4.4 through 4.6, a Participant’s normal or early retirement benefit or termination retirement benefit, as applicable, will be paid in the form of an annuity commencing following the Participant’s Separation from Service or at the time elected by the Participant in accordance with the requirements of the final regulations under Section 409A of the Code and the provisions of this Plan. The death benefits provided under Section 4.8 will

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commence following the Participant’s death and will be paid over a 10-year period or until the death of the Participant’s surviving spouse, if earlier. Notwithstanding the foregoing, if the Actuarially Equivalent lump-sum present value of a Participant’s normal or early retirement benefit or termination retirement benefit or of a spousal death benefit, as applicable, is less than or equal to $100,000 (determined at the time the applicable benefit is scheduled to commence), then the applicable benefit shall be paid in the form of a lump sum at the same time the applicable benefit was scheduled to commence.

Section 4.11 Forfeiture in the Event of Termination for Cause

Notwithstanding any other provision of this Plan to the contrary, a Participant shall not be entitled to any benefit under this Plan if a Participating Employer or Associated Company terminates the Participant’s employment for “cause”. For purposes of this Section 4.11, “cause” means the Participant is terminated for violation of the Company’s or Bank’s Code of Conduct.

ARTICLE V

ADMINISTRATION

Section 5.1 The Committee

(a) The Committee shall be responsible for the administration of the Plan. The Committee shall have the sole authority, in its discretion, to adopt, amend, and rescind such rules and procedures as it deems advisable for the administration of the Plan, to construe and interpret the Plan and its provisions, to resolve any ambiguities in the Plan’s provisions, and to make all determinations under the Plan, including determining the rights of Participants and beneficiaries and the amount of any benefits payable under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding upon all persons.

(b) The Committee shall have the power to delegate specific responsibilities to any person or group of persons, and such person or group may serve in more than one such delegated capacity. Such delegations may be to employees of the Bank or an Associated Company or to other individuals, all of whom shall serve at the request of the Committee and the Company, and if full-time employees of the Bank or an Associated Company, without compensation. Any such person may resign by delivering a written resignation to the Committee.

(c) Without limiting the foregoing provisions of this Article V, the Committee shall have the following specific duties and responsibilities in addition to any other duties specified in the Plan or by applicable law.

(1) Subject to the limitations contained in this Plan, the Committee shall adopt rules for the administration of the Plan as it considers desirable, provided such rules do not conflict with the Plan.

(2) The Committee may authorize an agent, to act on its behalf, and may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out the Plan and to discharge its responsibilities.

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(3) Except as otherwise expressly provided herein, the Committee in its discretion may interpret and construe the Plan, or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be binding upon all persons.

(4) The Committee shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of benefit payments under the Plan.

(5) The Committee shall be responsible for the maintenance of all employee, Participant, and beneficiary records for the Plan. The Committee shall also be responsible for the maintenance of records, appropriate notifications, and filings in connection with the interest of all Participants or their spouses or contingent annuitants.

Section 5.2 Expenses

The Participating Employers shall pay all expenses of administering the Plan. Such expenses shall include any expenses incurred by a Participating Employer or the Committee, including, but not limited to, the payment of professional fees of consultants.

ARTICLE VI

INDEMNIFICATION

The Associated Companies shall indemnify and save harmless and/or insure the members of the Committee and each person who is an employee or a director of an Associated Company, and may indemnify and/or insure those to whom the Committee has delegated its duties, against any and all claims, losses, damages, expenses, and liability arising from their responsibilities in connection with this Plan, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Associated Companies.

ARTICLE VII

CLAIMS PROCEDURES

Section 7.1 Claims Procedure

A Participant or beneficiary or any other person who has not received benefits under this Plan that he or she believes should be paid (each, a “Claimant”) may make a claim for benefits as follows:

(a) Written Claim. The Claimant may initiate a claim by submitting to the Bank a written claim for benefits.

(b) Timing of Bank Response. The Bank shall respond to the Claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Bank expects to render its decision.

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(c) Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the review procedures in Section 7.2 and the time limits applicable to such procedures; (v) and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Section 7.2 Review Procedure

If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review of the denial by the Committee as follows:

(a) Written Request. In order to initiate the review, the Claimant, within 180 days after receiving the Bank’s notice of denial, may file with the Committee a written request for review. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(b) Considerations on Review. In considering the claim on review, the Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. No deference shall be given to the initial adverse benefit determination.

(c) Timing of Committee Response. The Committee shall respond in writing to such claimant within 60 days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(d) Notice of Decision. The Committee shall notify the Claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) after exhausting all administrative claims and review procedures in this Article VII.

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Section 7.3 Special Rules for Disability Claims

If a claim is made on account of Disability, the time periods for responding to the claim shall be shortened as follows: (a) the 90-day response time with the possibility of a 90-day extension in Section 7.1 shall be shortened to a 45-day response time with the possibility of a 30-day extension, and (b) the 60-day response time with the possibility of a 60-day extension in Section 7.2 shall be shortened to a 45-day response time with the possibility of a 45-day extension. Also, in a review under Section 7.2, the Committee shall identify any medical or vocational expert whose advice was obtained by the Plan in connection with the initial benefit determination, without regard to whether the advice was relied upon. If the review is from an adverse benefit determination that was based in whole or in part on a medical judgment, the Committee shall consult with a health care professional that has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither the individual who was consulted in connection with the adverse benefit determination that is under review nor the subordinate of such individual.

ARTICLE VIII

AMENDMENT, TERMINATION, AND MERGER

Section 8.1 Amendment

The Bank reserves the right to amend the Plan at any time and, to the extent permitted by applicable law, to give any such amendment retroactive effect.

Section 8.2 Termination

The continuation of the Plan is not assumed as a contractual obligation by the Bank or any Participating Employer. Each Participating Employer reserves the right to terminate the Plan with respect to its participation at any time, and the Bank reserves the right to terminate the Plan at any time and for any reason. If the Plan is terminated (in full or in part), the then accrued benefit under this Plan of each affected Participant shall become 100% vested, except to the extent the Participant has not been a Participant for at least thirteen (13) months, in which case the Participant shall become 100% vested if and when the Participant completes such 13-month service requirement.

Section 8.3 Merger, Etc. of the Bank

The Bank shall not sell substantially all of its assets, merge, or consolidate with any other corporation or organization, or permit its business activities to be taken over by another organization, unless and until the succeeding or continuing corporation or other organization expressly assumes the obligations of the Bank under this Plan.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 No Right To Employment

Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of a Participating Employer as an employee or in any other capacity.

Section 9.2 Inalienability

No Participant or any person having or claiming to have any interest in or under this Plan shall have any right to sell, assign, transfer, convey, hypothecate, anticipate, or otherwise dispose of such interest, and such interest shall not be subject to any liabilities or obligations of, or any bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy, or other legal process against such person or such person’s property.

Section 9.3 Facility of Payment

If any Participant or beneficiary eligible to receive payments under this Plan is, in the opinion of the Bank, legally, physically, or mentally incapable of personally receiving and receipting for any payment under this Plan, the Bank may direct payments to such other person, persons, or institutions who, in the opinion of the Bank, are then maintaining or having custody of such payee, until a claim is made by a duly appointed guardian or other legal representative of such payee. Such payments shall constitute a full discharge of the liability of the Plan to the extent thereof.

Section 9.4 Tax Withholding

The payment of any amount under this Plan shall be subject to such income tax, employment tax, and other withholding as the Bank determines is required under applicable law. The Participant shall be liable for any and all taxes applicable to payments under this Plan, and the Bank shall not “gross-up” such payments for taxes.

Section 9.5 Construction of Plan

(a) The headings of articles and sections are included herein solely for the convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall be controlling.

(b) To the extent not preempted by ERISA, the Plan shall be governed, construed, administered, and regulated according to the laws of the State of Hawaii.

Section 9.6 Forms

All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms approved by the Bank, and shall be recognized only if properly completed, executed, and returned to the Bank.

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TO RECORD the adoption of this amended and restated Plan, American Savings Bank, F.S.B. has caused this document to be executed this 24th day of October, 2008.

AMERICAN SAVINGS BANK, F.S.B.

By	/s/ Beth Whitehead
Its	Chief Administrative Officer

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